Exhibit 16(c)(vii)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW PROJECT NORSE UPDATE MAY 5, 2024

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 2 EXECUTIVE SUMMARY ▪ The Department Store landscape remains challenged and continues to lose market share to other channels within the broader Apparel & Footwear ecosystem, contributing to bearish investor sentiment regarding Norse and its peers ▪ Norse’s share price has decreased by 61% over past five years and currently trading at an NTM EBITDA multiple of 4.7x, below its 5 - year average of 5.3x (1) – Norse is still trading at a premium to Macy’s (3.7x AV / NTM EBITDA) implying additional potential downside risk (2) ▪ Management’s Long - term Plan (“LTP”) significantly exceeds Street Consensus – FY2023A – FY2025E revenue CAGR of 1.5% and FY2025E EBIT Margin of 4.4%, relative to Street Consensus of 0.8% and 3.6% ▪ Norse's multiple is unlikely to improve without sustained outperformance, which is subject to execution risk ▪ Even if management achieves the LTP, the multiple may remain at current levels or further contract if investors remain bearish on the Department Store sector Source : Capital IQ Notes: 1. Represents Norse as of unaffected date March 18, 2024 2. Represents Macy’s as of unaffected date December 8, 2023

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 3 AGENDA 1 Market Perspectives on Retail and the Department Store Sector 2 Norse Market Perspectives 3 Morgan Stanley and Centerview Valuation Analysis

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 4 SECTION 1 MARKET PERSPECTIVES ON RETAIL AND THE DEPARTMENT STORE SECTOR

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

TRENDS AFFECTING THE CURRENT STATE OF THE CONSUMER

Trend	Data
Elevated levels of inflation and higher interest rates	**+3.5%** *March US CPI YoY* **+130bps** *US 10-Year % YoY*
Depletion of savings and decrease in savings rate	*Decrease of **81%** in Excess Savings from Pandemic-High in August 2021*
Spending power increasing, concentrated for top income households	*Consumption by the top income quintile has accounted for **45%** of all consumer spending from 2020-2022*
Discretionary retail store traffic remains well below 2019 levels	**(21%)** *1Q2024 vs 1Q2019*
Consumer wallet shifting focus to experiences vs. physical items	*In the first two months 2024, consumer services spending growth was ~7%, whereas **consumer spending on goods growth was <1%***

Source: Market Data as of April 25, 2024; Morgan Stanley Research, Fred, St. Louis Fed, Deloitte ConsumerInsights, Retail Peer Transcripts

5

Forward Valuation Multiples: AV / NTM EBITDA Retail Other Relevant Maximum ñfedian 5.1x 3.6x 7.5x 4.3x 9.2x 4.4x 15.1x 12.0x Department Stores*’) Apparel Retail*) Spec/a/ty Retail’" Off - Price* 4 * C a tegory Median» - NTM PfE ’23 - ’25E Net 9.9x +1% NTM EBIT Margin 4% 12.9x 5% 8.5y 23. 0X 14.8x 13.4x 20.6x 14.1x 9.9x 10.2x 6.9x Home Improvemenr S ' Growth Retai/ Apparel!’! 19. 9x +1% Source. Company filings, FactSet and Capital IQ as of April 25, 2D24. Note. EBITDA figures unburdeJ •d by amortization of d •V€*Ioper reimbUrs •rnents. (1) Department Stores peers include Kohl's, Macy's and Norse. (2) Apparel Retail peers include Abercrombie, American Eagle, Children's Place, Fat Locker, Cap, Guess and 'Victoria's Secret. (3) Specialty Retail peers include Academy Sports, Best Buy, Dick's Spoi1ing Goods, Office Depot and Petco. (4) OIf - Price peers include Burlington, Ross and T.J. Maxx. (5) Home Improvement peers include Home Depot and Lowe's. (6) Growth Retail peers include Five Below, FI‹ ir and Décor, Tractor Supply and Ulta Beauty. (7) Apparel peels include Levi's, PVH and Ralph Lauren. Excludes VF Corp. (8) Reflects fiscal years ending January the foIk›wing calendar y£•6E. 24.4x 14. 7x 10% 11% 6

Multiple vs. Sales Growth AVE NTB EBITDA Average AV NTB EBITDA per Fiscal Year Other Regressions on Multiple for e C o rreln e t d Dept. Store and Retail Peers Today i Norse Over Time 16x R ƒ = 0.52 TJ 12x 10x 8x 6x 4x 2x I I | gy R 2 = 0.96 8x ,* I Apparel Refai/ K I's Norse Macy's I I I 7x 6x I I 5x FY'18 FY'16 •’ ,’ FY'17 FY'19 FY’15 FY'14 , FY’21 F \ ”20 excl from regression | 0% +2% +4% +6% +8% Forward Sa/es Growth!’! +10% I (5%) (2%) +1% +4% +7% +10% +13 0 /« ’23A - ’25E Sa/es CAGR!’! I 4x FY’23 Source. Company filings and FactSet as of Apnl 25, 2024. (1) Reflects Net Sales CAGR for Norse, Macy's and Kohl's. Represents Revenue CAGR for all other peers. (2) Reflect 2 - year forward net sales growth. (3) Defined as the difference of the high and low 2025 estimate divided by consensus. Potential Drivers R 2 EBIT Margin (NTM) Estimate Dispersion(^) EPS Growth (NTM) EPS Estimate Dispersion(^) Sales Beat % Last 30 Quarters ’22 - ’24E EBIT Margin Expansion Net Sales Estimate Dispersion(^) 0. 70 0.6d 0.57 0.51 0.14 0. 08 0.15 7

Spread of FY 25E Consensus Estimates! Net Sales EBIT Adj. EPS! 2 ! Memo: Median AV / NTM EBITDA Greater Uncenainty • - Greater Certainty 8% 6% Apparel Retai/ Depanment Stores 20% Source. Company filings, Wall Btreet research and FactSet as of Apnl 25, 2024. Note. Figures reflect fiscal years ending January the following calendar year. EBITDA figures unburdened by amortization of developer reimbursements. (1) Calculated as the difference of the high estimate and the low estimate divided by the consensus estimate. (2) Specialty Retail excludes Petco's Adj. EPS consensus spread. Lower Multiple ’igh Multiple 8

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 9 INVESTOR PERSPECTIVES ON THE DEPARTMENT STORE SPACE Bearish investor sentiment regarding the Department Store space continues to weigh on Norse • Declining market share due to greater competition • Department Store margins in secular decline • Channel shift to lower margin E - Commerce sales • Weak future earnings growth prospects • Brands shifting to DTC reduces reliance on Department Store channel • Higher reliance on adjacent sources of revenue / income (e.g., Credit Card Fee Share) rather than core category sales

U.S. Apparel & Footwear Retail Sales Over Time ($bn) 4”o 36/0L Overaif % of Total CAGRs Depanment Store $298 $205 / 69 O fo $15 / 5% $25 / 89t› 2008 +s% $342 $218 / 64% $22 / 69f› $53/ 1.696 2015 (1%) $370 $207 / 56% $30/ 8% $98 / 2695 +16% 2019 ( O o) g +14% $420 $36 / 99a› $164 / 399t› 2023 ’18 - ’23 S Change Source. Euromonitor. Note. Dollars in billions. Other Retail includes Grocery Retailers, Variety Stores, Apparel & Footwear Specialty, Sports Goods Specialty, Other Non - Grocery Retailers and Direct Selling. 10

Estimated Future Market Outlook* Sensitivity of Dept. Stores 2028 Value ssoy avev s yo uo¡çodov <j •• › s • id $412 Department Store Other Retail 192 / 4696 2023 CAGR $464 $160 / 3596 2028 E - Commerce 2023 - 2028 CAGR 15•/ $27 20”/o $25 $22 10.0% 7.4 D / 5.0•/ $22 $26 $29 10”/o $17 $12 Off - Price Based on Euromonitor Estimates Other Retail Allocated Remainder Of Share Loss Source. Euromonitor. Note. Dollars in billions. Other Retail includes Grocery Retailers, Variety Stores, Apparel & FooMear Specialty, Sports Gods Specialty, Other Non - Grocery Retailers and Oirect Selling. (1) 2D28 estimate assumes overall market gro \ vs at 296 annually, in line with historical trend. E - Commerce and Off - Price forecast based on Eu+omonitor outlook foT C£• Sub - sectors. Implies share losses for Department Stores and Other Retail. Loss aIk›cated 15'f6/ 8S96 based on historical trend. ! Department ! StOre Growth 11

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 12 STRATEGIC LANDSCAPE CONTINUES TO EVOLVE Strategic M&A Rumored Transaction Take - Private Candidates Transaction Under Negotiation Prior Take - Private Attempt in 2022 Online Rationalization Sold to Coupang Active Sale Process Sold to Naver Recent Bankruptcies Recent sector activity underscores a weak demand outlook and potential for further consolidation

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 13 SECTION 2 NORSE MARKET PERSPECTIVES

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 14 INVESTOR PERSPECTIVES ON NORSE’S VALUATION MULTIPLE • Most investors view the Department Store category as being in secular decline • End - markets are shrinking, overall uncertainty is rising, and competition is increasing as consumers are faced with more alternatives than ever before • Given its historical performance, Norse will likely need to beat Street Consensus and raise expectations consistently for several years, meaningfully inflecting key drivers like revenue and profit growth and demonstrating a more sustainable margin profit, to change investors’ bearish sentiment • As a result, even when Norse results fare well, investors remain uncertain on Norse’s ability to deliver future topline and profit growth which is compounded by significant operating leverage and its impact on profitability • Even if Norse achieves the LTP, or becomes the winning consolidator in the space, the public markets may not re - rate its valuation multiple given the overarching unfavorable Department Store dynamics at play • While there are examples of retailers successfully re - rating their multiple, they typically require a catalyst and high degree of clarity / confidence on long - term strategy that results in re - rating, combined with dramatically step - changed financial performance

Share Price Performance Over Time ( 1 ! Indexed to 10D; Since Apnl 25, 2019 200 150 100 50 0 Apr - 19 LSY Oct - 19 Apr - 20 Soorce: Capital IO Notes: 1. Market data as of Agril 25, 2024 2. Represents Norse as of unaffected date March 18, 2024 3. Represents Macy's as of unaffected date December 8, 2023 i i Oct - 20 Apr - 21 2 i Norse Unaffected ’ ’ 3.0% (36.5%) (59.9%) (61.4%) Oct - 21 Apr - 22 Oct - 22 December 8, 2023: Macy's unaffected share price of $17 39 Apr - 23 Oct - 23 March 18, 2024: › iNorse unaPected shares Apr - 24 15

Norse AV / NTM EBITDA Valuation — Last 10 Years Noise 12.0x 11.0x 10.0x 9.0x 8.0x 7.5x 7.0x 6.8x 6.0x 5.0x 4.0x 3.0x 2.0x Shading /2e//ects 1 - 9 Percent/ie in Each Phase 2014 2015 2016 2017 2018 2019 2020 ( ” 2021 inferno * 2 *: Fwd. Net Sa/es GroMh 9% NTM EBIT Margin 10 ƒ / NTM EBIT Oispers/on* 7% Note. ( \ ) (2} (3) (4) 7 0 / 179 2% 17 0 / Norse 12% n.m. n.m. Department Store Peer Average Source. Fact5et and Capital IQ as of April 25, 2024. EBITDA figures unburdened by arnartizaâon of developer reimbursements. AV / NTM EBITDA mulâple averaged through mid - 2020to smoolh sharp swings in broker estimates. Reflects estimates as of April 2S of each year. Calculated as the diflerence of the high and low NTM EBIT estimate divided by conser+sus. Reflects current Norse AV / NTM EBITDA multiple. 5% 2022 5% 50% 43% 19% increased dispersion rejects perceived uncertainty 2023 2024 16

Norse Share Price Decomposition — Last S Years &41.05 Apr - 19 rim zairo> S1,«zi xv/rim zairoz s.lx Source. Company filings, FactSet and Capital IQ as of April 25, 2024. Note. EBITDA figures unburdened by am‹a1ization of developer reimbursements. (1) Reflects April 25, 2015. (2) Reflects change in share count and net debt. (3) Reflects unaffected date of March 18, 2024. (&4.00) $17.06 A in Fwd. EBITDA Estimate A in AV / EBITDA A in Capital Structure’* Mar - 24 ($522) (0.5x) 17

2026E 2023A 2019A 2026E 2023A 2019A EBIT Margins!: Mariret Share: 2.0% N Stores 3.6% 24.6% 21.1% N Stores 17.0"A 5.2% 3. 7•A R Stores 9. 0 ƒ X« 10.9% 10.4% R Stores 13.2 ƒ / 8.2% E - Comm 8.4% 2. 7 0% 2.9% E - ComrrY’! 4. 6% 5.0% horse 5.4% Net Sales EBIT 5221 5150 horse Stores Rack Stores CAGRs $15,132 ” ” $15,099 Source. NDfSO management and Euromonitor. E - Comm market share reflects Net GMV. (1) (2) Segment EBIT margins burdened by allocated corporate expenses. $816 $375 $567 $277 5 755 +1 0 0% $414 18

Declining Store Productivity Increased Online Penetration Declining Margins Store Only Sales / Avg. Gross Sq. Ft. ($MM) $369 $401 $336 $336 FY2023A FY2019A FY2015A FY2010A FY2023A FY2019A FY2015A FY201 0A FY2023A FY2019A FY2015A FY2010A 4.19’» 6.49 8.1 ƒ A 11.4% 299’» 24% 14 ƒ 4 $118 $144 $165 $188 Kohl's 5.99’» 8.6% 7.79’» 339’» 26% 14 ƒ 4 $148 $149 $162 $154 Macy's Source. Company Materials 8 0 / Digital Mix (% of Net Sales) 20% 33% 36% 12.0% EBIT Margin (%) 8.0% 19

Total Revenue ($bn) EBIT ($bn) Adj. EPS ($bn) S1 4.7 $14.7 S 1 4.6 15.6 FY2023A FY2024E FY2025E Memo: Consensus % Growlh (5. 4%) (0.1%) 1. 5% FY2026E l. 0% $ 0.6 $0.5 $0.7 $0.5 $0.5 FY2023A FY2024E FY2025E Ivlemo: Consensus % Margin 3. 9% 3.5% 3.6% FY2026E 3. 4% $2.12 $1.82 S 3.14 53.49 $2.21 FY2023A FY2024E FY2025E Memo: Consensus % Growth 26.Who (1 . /) 9.1% FY2026E 11.3 ƒ Consensus (shading represents range of analyst estimates) Afanagemenf's Correnf LTP Source. Company filings, Wall Street research, FactSet and Capital IQ as of April 25, 2024. Note. Figures reflect fiscal years ending January the following calendar year. 20

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 21 SECTION 3 MORGAN STANLEY & CENTERVIEW VALUATION ANALYSIS

Growth: Margin: FY2028E FY2027E FY2D26E FY2025E FY2024E FY2D23A FY2022A FY2019A 5.0% 4.9% Consensus 4.8% Management Long - Term Plan vs. 4.4% 4.0% Management Long - Term Plan Consensus H‹stoûcaJ Margin: 15,524 FY2019A 1,455 FY2019A 784 Actual Performance 15,530 FY2D22A 1,1D6 FY2022A 502 14,693 FY2023A 1,153 FY2D23A 567 LTP Extrapolation Assuming Consistent Strategy and Execution LTP Reviewed with the Board in November 2023 /g ' 14,625 FY2O24E (0.5%) - r7% 1,111 1,186 FY2024E 8.1% 508 580 15,127 ,935 FY2D25E 3.4% ,281 FY2025E 8.5% +2SM 533 668 15 611 15 251 ' FY2026E 3.2% +2f9f› 1,358 ,119 FY2D26E 8.7% 515 755 16,094 FY2027E 3.1% 1,416 FY2027E 8.8% 795 So \ sœ: Capital IO as of Agril 25, 2024; Management Long - Term Plan as of March 28, 2024 for years FY24 - 26, extrapolations thereafter per rranagerrent goidanœ Note: 1. Adds back all depreciation and amortization, including arrorttzation of developer reimbursements 16,577 FY2D28E 3.0 1,475 FY2028E 8.9% 835 FY’24E — FY36E CAGR 7.0%

IIIustrative Future Share Price Trajectory (LTP and Consensus Estimates) $50 $40 $38. 72 gg $30 $25 $20 $15 $10 $5 Mar - 21 Mar - 22 Present V’a/ue or rutu re Share Prfc&’ LTP Consensus Mar - 23 LTP (3 - year) at 4.5x NTM EBITDA LTP (3 - year) at range of 4. 0x — 5.0x NTM EBITDA Consensus at 4.5x NTM EBITDA Consensus at range of 4.0x — 5.0x NTM EBITDA Historical share price Unaffected Price: $17.06 Mar - 24 Mar - 25 $19 $16 Source: Nors£ managers •nt, company filings, FactSet and Capital IQ as of April 25, 2024. Note. Future share prices represent future value and do not include value of dividends. Consensus free cash flow extrapolated based on LTP free cash flow conversion rate. (1) AYUSH jet - based cost of equity of 17.496. Mar - 26 $20 $14 23

Hi Low lied Share Pri Metric ($MM) Methodolo Rounded to the nearest $D 25 Public Trading Comparables 1 * 5,556 3889 I $1›J.25 $9.25 1,111 Consensus. AV / FY2024E EBITDA. 3.5x - 5.0x 5,929 4, 50 $21.25 $10.75 1,186 Management LTP Case. AV / FY2024E EBITDA. 3.5x - 5 Dx Discounted Equity Val ue * 2 ) 5,19D 3,919 $1".00 $9.50 1,119 Consensus. 3.5x - 5.0x FY2026 EBITDA 6,079 4,554 $13.25 1,358 Management LTP Case. 3.5x - 5.0x FY2026 EBITDA Discounted Cash Flow 3 * Management LTP Case. 3.5x - 5 Dx Exit Multiple; 8.7% - 9.7% WACC Reference Only 52 - Week Trading Range Analyst Price Targets (Undiscounted) ! 4 * Analyst Price Targets (Discounted) ^) Leveraged Buyout ”’ Management LTP Case. 17.5 ƒ 4 - 22.5 ƒ A Target IRR; Exit Multiple = Entry $0 $15.75 $13.00 $12.00 $10.50 $ 40 $16.75 $25.50 $29.50 $24.00 $ 21.00 $19.75 $20 ' $30 Source: Capital IO (unaffected date of March 18, 2024, current as of Agril 25, 2024); Management Long - Term Plan as of March 28, 2024 for years FY24 - 26, extrapolation thereafter Notes: 1. Range based on NTM trading multiples of Macy's (3.7x) and Kohl's (5.0x), as of unaffected date of klarch 18, 2024 2. Represents present value of irnglied year - end 2025E share pdce based on disœunted equity value analysis; share pricœ and cumulative dividends discounted at 14.6‘l6 cost of equity; sensitized on +0.75x / (0.75x) exit rixiltiple 3. Irrplied share priœ based on OCF multiples method; WACC of 9.296; EBITDA exit rrsJltiple of4.25x sensitized on +0.75x / (0.75x) 4. Represents present value of median of analyst priœ targets as of Agdl 25, 2024: discounted analyst price targets discounted at 14.696 œst of equity; excludes Morningstar 5. Represents irnglied entry priœ to generate 17.5 - 22.5% IRR based on Management Long - Term Plan 4,978 6,291 4,52 6,376 4,V2 5,868 4,088 5,147 6,63D 5,656 74

For Re Serene e Only 52 - Week Trading Range Analyst Price Target Ran ge ’ Premia Paid Analysis Pub lic Trading Comparables Discounted C ash Flow Analysis Methodology Assumption 52 - Wk High: 08/01/23 52 - Wk Low: 11/13/23 High: 03/31/24 Low: 03/07/24 Premium to Unaffected: 25% - 40% 4.0x - 5.0x '24E EBITDA of $1,186mm WACC: 10.5% - 13.0% PGR: 1.5% - 2.5% Implied Sfiare Priae Value $13.10 $12.00 $14.35 $13.00 $23.30 $24.00 $21.30 $23.90 Lli›affected S/?are Price. 517. 06 821.35 $23.20 Implied AV/ z4E Es/roA imp«aav $4,526 $6,257 3.8x 5.3x $4,342 $6,376 3.7x 5.4x $5,923 $6,356 5.0x 5.4x $4,743 $5,929 4.0x 5.0x $4,512 $6,240 3.8x 5.3x Source. NDrse management, Company filings and FactSet as of April 25, 2024. Note. Implied share prices rounded tD the nearest @.05. Illustrative DCF valuatian date Df February 3, 2D24. Assumes mid - year discounting. Public Trading Comps reflect LTP financials. EBITDA is unburdened by amortiza5on of developer reimbursements. (1) High reflects KeyBanc; Low reflects UBS. 75

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

ILLUSTRATIVE EQUITY CHECK SENSITIVITY

Current Share Price as of April 25, 2024; VWAP as of Unaffected Date of March 18, 2024

	Premium / (Discount) to:								AV / EBITDA					
Illustrative Share Price	vs. Unaffected	vs. Current	30-Day VWAP	60-Day VWAP	90-Day VWAP	6-Month VWAP	Equity Value	Aggregate Value	2023A	2024E	Illustrative Family Rollover (1)	Illustrative Liverpool Rollover (1)	Illustrative Rollover	Market Equity
Unaffected: $17.06		$19.00	$19.03	$18.68	$17.28	$17.12	169MM (2) FDSO	$2,309MM (3) Net Debt	$1,153	$1,186	27.6%	9.3%	36.9%	63.1%
$17.06	--%	(10%)	(10%)	(9%)	(1%)	(0%)	2,891	5,200	4.5x	4.4x	798	269	1,066	1,825
$18.00	6%	(5%)	(5%)	(4%)	4%	5%	3,050	5,359	4.6x	4.5x	842	284	1,125	1,925
$19.00	11%	--%	(0%)	2%	10%	11%	3,220	5,529	4.8x	4.7x	888	299	1,188	2,032
$20.00	17%	5%	5%	7%	16%	17%	3,389	5,698	4.9x	4.8x	935	315	1,250	2,139
$21.00	23%	11%	10%	12%	22%	23%	3,559	5,868	5.1x	4.9x	982	331	1,313	2,246
$22.00	29%	16%	16%	18%	27%	29%	3,728	6,037	5.2x	5.1x	1,029	347	1,375	2,353
$23.00	35%	21%	21%	23%	33%	34%	3,898	6,207	5.4x	5.2x	1,075	362	1,438	2,460

Source: Capital IQ
Notes:
1. Interest of family and Liverpool rollover to be assessed during process
2. Fully diluted shares inclusive of 163.3MM basic shares outstanding and 6.2MM unvested RSUs
3. Net debt inclusive of $2,937MM in debt and $628MM in cash and equivalents

26

27 PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW APPENDIX MORGAN STANLEY & CENTERVIEW SUPPORTING VALUATION ANALYSIS

Discounted Cash Flow 3/28/2024 $38.50 Buy Morningstar " Forward P/E trading multiple 3/31/2024 $24.00 Buy KeyBanc 11.0x FY2025 P / E 3/25/2024 $22.00 Ho'rl TD Cowen - 5.0x FY2024 AV / EBITDA 3/6/2024 $20.00 Hold Citi - 10.0x FY2024 EPS 3/5/2024 $20.00 BMO 9.5x 2025E EPS 4/19/2024 $19.00 Oil Telsey NA 3/5/2024 $18.00 Ho'd Goldman Sachs Forward P / E trading multiple 3/14/2024 $17.00 Jefferies 9.0x FY2025 EPS 3/6/2024 $17.00 Ho rJ Evercore Forward P J E trading multiple 4/3/2024 $17.00 Ho'rl Gordon Haskett 4.0x FY2024 AV / EBITDA 3/6/2024 $15.00 Sell JP Morgan 7.0x NTM P / E multiple based on CY2025 EPS 3/5/2024 $15.00 Sell Barclays 4.0x FY2024 AV / EBITDA 3/6/2024 $15.00 Sell Bank of America 7.0x Forward P / E 3/6/2024 $13.00 5eIi Morgan Stanley - 0.2x FY2026 AV / Sales 3/7/2024 $12.00 Sell UBS NA 3/6/2024 NA Ho rJ William Blair NA 3/6/2024 NA Guggenheim Present Value: $14.83’* 517.00 Median Present Value: $15.20 517.43 Memn as of Agril 25, 2024 and Mean calculations Sauce: Wall Street Eguity Research, Market Data Note: 1. I \ Morningstar Price Target excluded from Median 28 Equity 2. PV share price discounted using 14.6% Cost of Morgan Stanley

Future Share Price (mel. Dividends)! 1 ! MMM / Share Current AV / NTM Adj. EBITDA Multiple (x) NTM Adj EBITOA Future Aggregate Value ( — ) Net Debt Future Equity Value FDSO ” Future Share Price {SUSD) $21.42 45 2024E 3.50x NTM Adj. EBITDA — Future Share Price IncL Dividends Periods Discount Factor ” Discounted Share Price (SUSD) Discounted Share Price Incl. Dividends Premium /(Discount) to 30D VWAP ($18 Premium / (Discount) to Unaffected ($1 7.06) ! 3 * Premium / (Discount) to Current ($19.00) t*t $22.27 32 37 2D25E Present Value of Future Share Price (Incl. Dividends) ! 1 ! !*! $MM / Share 519 OD Cuœent 4.25x NTM Adj. EBITDA AV / NTM Adj. EBITDA of 3.50x 2024E 2D25E 3.5x 126 3,942 (2,114) 3.5x 119 3,915 (2,061) 1,828 1,854 169 169 510.79 S1145 510.94 512.37 1 DD D.87 2 DD 0.76 CB.32 59.48 (41.4"A) (47.4%) (44.4%) {507%7 AV / NTfg Adj. EBITDA of 4.25x 2024E 2025E 4.3x 126 4.3x 119 (2,114) 2,673 169 $15.77 516.44 1 DD D.87 513.76 51&34 (16.0"A) (24.5 ƒ 4) (2,061) 2,693 169 515.B9 517.32 2.DD D.76 512.09 513.25 (23.3 ƒ A) (30.3•A) $18.69 $9 2024E 5.00x NTM Adj. EBITDA 5,632 (2,114) 3,517 169 520.76 521.42 1.OD D.87 518.10 518.69 9.5X (1. 69â) Morgan Stanley 59 2025E AV / NTM Adj. EBITDA of 5.00x 2024E 2025E 5.0x 5.0x ,119 5,593 (2,D61) 1. Calculated as NTM EBITDA rnult@lied by illusbative AdI. EBITOA muItg›Ie subtracted by proleded uet debt divided by 3WN FDSO of 16s; inclusive of kiture value of curniJative dividœids per share discœinted to present value 2. Discnunted to February 3, 2024 at 14.6% castof eguity 3. Mæket data as of Mratlècted date of Maicfi 18, 2024; Curierit share pñœ as of April 25, 2024 3,532 169 520.84 512.27 2 DD D.76 $15.B6 Denotes range on FBF 29

Future Share Price (Incl. Dividends) ! 1 ! $MM / Share 00 Current 27 09 2024E 3.50x NTM Adj. EBITDA $29 D7 21 2D25E Present Value of Future Share Price (Incl. Dividends) ! 1 ! ! 2 ! $MM / Share 0D Current 4.25x NTM Adj. EBITDA AV / NTM Adj. EBITDA of 3.50x AV / NTM Adj. EBITDA of 4.25x $21 2024E 5.00x NTM Adj. EBITDA Morgan Stanley 77 2025E AV / NTM Adj. EBITDA of 5.00x 1. Calculated as NTM EBITDA moltlglied by illustrative Adj. EBITDA multiple subtracted by projected net debt divided by JWN FDSO of 169MM; incisive of future value of cumulative dividends per share discounted to present value 2. Discounted to February 3, 2024 at 14.696 cost of eqMty 3. Market data as of unaffected date of March t8, 2024; Current share price as of Agril 25, 2024 2025E 2024E 2025E 2024E 2025E 2024E 5.0x 5.0x 4.3x 4.3x 3.5x 3.5x AV / HTM Adj. EBITDA Multiple 1,358 1,281 358 1,281 358 281 (x) NTM Add EBITDA 6,791 6,406 5,773 5,445 Future Aggregate Value (2,152) (2,407) (2,152) (2,407) (2,152) (2,407) ( — ) Net Debt 4,639 4,000 3,621 3,039 2,602 2,078 Future Equity Value 174 172 174 172 174 172 FDSO * 1 * 526.68 523.28 520.82 $14.96 $12.09 Future Share Price ($USD) 529.07 524.27 $23.21 518.68 517.35 513.09 Future Share Price Incl. Dividends 2.D0 1.00 2.00 1.00 2 D0 1 D0 Periods 0.76 0.87 0.76 0.87 0.76 0.87 Discount Factor ’ 2 * 515.84 Discounted Share Price ($USD) 24.1 ƒ A $17.77 (33.1 ƒ A) DiscDunted Share Price Incl. Dividends Premium / (Discount) tO 30D VWAP ($18 Premium / (DiScount) tO Unaffected ($1 7.06) 3 * 1 1.4 ƒ A (6.5%) (39.9 ƒ A) Premium / (Discount) tO Current ($1 9. 00) ( 3 \ DenDtes range on FBF Notes: 30

Key Assumptions • February 3, 2024 valuation date • Financials presented on January ending fiscal year • 5 - year DCF using mid - year discounting convention • WACC range of 8.7% - 9.7% • Illustrative effective tax rate in years FY24E - FY28E of 27% • Terminal year assumptions: — D&A equal to terminal year CapEx — Increase in NWC calculated from 2% revenue growth into perpetuity Unlevered Free Cash Flow Forecast ! 1 $MM, unless otherwise noted ( - ) D&A ( - ) Amort. Of Developer Reimbursements EBIT & Margin ( - ) Tax Expense N Effeoive Tax Rate (+) D&A (+) Amort. Of Developer Reimbursements (+) Right of Use Asset Amort. (+) (Increase) / Decrease in Lease Liabilities (+) (Increase) I Decrease in NWC ƒ ’ ( - ) CapEx Unlevered free Cash Flow & Free Cash Flow Converfifion !“’ FYE February 3 2024E Revenue 14,625 Adiusted EBITDA 1,186 % Margin Implied Share Price Terminal EBITDA Exit Multiple Discount Rate Present Value of: Forecasted Free Cash Flow Terminal Value Implied Agpre$ate Value f — ) Net Debt ^” Ful Diluted Shares "* % Premium / (Dlscount) to Unaffected ' 6 ’ % Premium / (Discount) to Current ” Implied AV/ 2€I24E EBS TDA Implied AV/ 2€I2SE EBI TDA Notes: 1. Terminal LTM EBITDA assumes 3.0‘I6 terminal revenue groMh; 8.9‘l6 terminal EBITDA margin 2. NWC for years 2027E - 2028E represent 5’I6 of the change in revenue 3. Free Cash Flow Conversion represents Unlevered Free Cash Flow divided by Adjusted EBITDA 4. Net debt as of 04 2023A, inclusive of $2,937MM of debt and $628MM of cash 5. Fully diluted shares as of 04 2023A; inclusive of 163.3MM basic shares outstanding and 6.2MM unvested RSUs 6. Unaffected date as of March 18, 2024 7. Current market data as of April 25, 2024 8. 1N {517) (89) {157) 517 89 197 {280) 240 2025E 15,127 1,281 528) f85) (180) 528 85 198 (283) 42 M9 8.7% 9.2% 9.7% 2026E 15,611 1,358 (538) f65) 755 (2V) 538 65 202 (288) (21) (>s) 501 2027E 16,094 1,416 (5M) (67) 795 (215) 554 67 202 (297) (21) (555) 530 8.7% 4.25x 9.2% 9.7% 2028E 16,577 1,475 (571) (69) 835 (LS) 571 69 202 (306) (21) f564) 561 Morgan Stanley Terminal 1,4/5 (564) (69) (227) 564 69 202 (306) (15) f564) s66 8.7% 5.00x 9.2% 9.7% 1,758 401 5,159 1,736 325 5,060 1,714 250 4,964 1,758 130 5,888 1,736 037 5,773 1,714 5,660 1,758 859 6,617 1,736 750 6,485 1,714 643 6,357 (2,309 I (2,309) (2,309) (2.30u) (2,309) (2,309) (2,309) (2,309) (2.309) 2,751 2,655 2,850 169 169 169 169 4,048 169 /f 796 y ( 1% ) 4 . 4 x 4.0x (15%) 596/ 4.3x 39x (18%) (886) 4.2x 39x 11% 2496 5.Ox 4.6x 8% 2 96 4.9x 4.5x 4 Y696 4.8x 4.4x 34% 49B 5.6x 52x 3096 44% 5.5x 51x 2696 40% 5.4x 5.åx Denotes range on FBF 31

Exit Multiple dL5E 4AX €2x $49. / $19.31 519.00 $18.68 $18.36 17.5% $19.10 $18.80 $18.50 $18.20 $17.90 18.836 $18.61 $18.32 518.03 $17.75 $17.46 20.01 $18.14 $17.87 $17.60 $17.32 $17.05 21.3% $17.70 $17.44 $17.18 $16.93 2,937 25a 500 04x Minimum Cash 35 0.0x Transaction Fees 100% 57,519 JOtaI USES Total (' +) Amount ($) Multiple (x) Total (%) Amount {S) MuNipte (x) Sources PUrchW£ Equity 390£ $2,937 2.5X Existing Debt Key Assumptions • No additional leverage; rolling existing debt • Illustrative closing date of Q4 2023 • 5 - year hold • Assumes exit multiple equal to entry multiple • Exit January 31, 2029 (Year - end FY28E) • Entry Multiple based on NTM EBITDA of $1.2Bn *! • NTM Exit EBITDA of $1.5Bn • Assumes Family and Liverpool roll current equity stakes $2,461 2.1x Sp‹xisor Equity • Entry premium of 40% 8K $628 0.5x Baiance Sheet casn ($23.88 / share) ‹ 1 ! 15'Iâ $1,117 0.9x Management Rollover • Min cash of $500MM $376 0.3x Liverpool Ro9over • Effective tax rate of 2796 Illustrative Sources and Uses SMM, unless otherwise noted Total Sources Entry Multiple / Target IRR Implied 5 per Share / Premium to Unaffected Share Price \ 1 t A 20•A Internal Rate of Return Implies a So‹ece: otal IQ as of kTach 18, 2024; Managmnt Lczig - Term Ran as of March 28, 2024 fbr yeais FY24 - 26, extnq iIati‹m thereafter 1. As of unatfeded date of I \ March 18, 2024 2. Net debt as of Q4 2023A; nclusive ofS2,S07MM of debt and S62B6¥ of cash Morgan Stanley Enby = Exit for 17.5 - 22.59t› IRR try Price (4.5x Entry Multiple) Denotes range on FBF 32

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

ILLUSTRATIVE WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

Morgan Stanley

Key Assumptions

- Cost of Equity: Calculated using the Capital Asset Pricing Model
- Risk Free Rate: Based on 10-year U.S. Treasury as of current market date of April 25, 2024
- Predicted Beta: Predicted U.S. Local Beta per Barra as of unaffected date of March 18, 2024
- Cost of Debt: Norse's current blended cost of debt
- Tax Rate: Implied long-term tax rate of 27% as provided in Management's LTP
- Capital Structure: Norse's debt / total capitalization ratio using unaffected market value of equity [(1)]

		WACC Calculation		
Assumption	**Notes**	**Base**	**Low**	**High**
Risk Free Rate (R_f)	Spot Rate on 10-Year U.S. Treasury as of 04/25/2024	4.7%	4.7%	4.7%
Market Risk Premium (MRP)	Morgan Stanley Estimated Market Risk Premium	6.0%	6.0%	6.0%
Predicted Beta	Predicted U.S. Local Beta per Barra	1.66	1.66	1.66
Sensitivity Adjustment	+/- 1.0% from Base		(1.0%)	1.0%
Cost of Equity (K_E)	**Calculated Using the Capital Asset Pricing Model**	**14.6%**	**13.6%**	**15.6%**
Pre-tax Cost of Debt (K_D)	Weighted Average Cost of Debt	5.2%	5.2%	5.2%
Tax Rate (t)	Per Management Guidance	27.0%	27.0%	27.0%
Post-tax Cost of Debt (K_D)		**3.8%**	**3.8%**	**3.8%**
Debt / Total Capitalization	Based on Current Capital Structure	50.4%	50.4%	50.4%
Weighted Average Cost of Capital (WACC)	**KE * E/(D+E) + KD * (1-t) * D/(D+E)**	**9.2%**	**8.7%**	**9.7%**

Source: Company filings, Capital IQ as of unaffected date of March 18, 2024 for Beta and current as of April 25, 2024 for all other market-based inputs
Note:
1. Debt as of Q4 2023A and market value of Norse equity as of unaffected date of March 18, 2024

33

Unlevered Free Cash Flow Detail 2.5% wAcc Perpetuity Growth 5.0x 4.7x 4.4x $23.20 $21.70 $20.40 Rate Meth od 4.3x 4.1x 3.9x $18.30 $17.20 $16.20 3.8x 3.7x 3.5x $14.50 $13.70 $13.00 Implied Share Priee Implied Terminal LTM EBITDA Multiple Centerview Proiection Period' 1 ’ . Terminal’ 2 ’ 2028E 2027E 2026E 2025E 2024E 2023A 516,025 $16,025 $15,563 $14,635 $14,158 514,219 Net Sales $1,475 $1,475 $1,416 $1,M8 $1,281 $1,186 $1,153 EBITDA”’ (564) (640) (622) (613) (586) ( - ) Total D&A (246) (225) (215) (204) (180) (157) (13) ( - ) Taxes $665 $610 $580 $551 $488 $424 $554 NOPAT 564 571 554 538 528 517 517 (+) D&A, Net 69 67 65 85 89 69 Amort. (+) Dewloper Reimbursement (104) (104) (95) (86) (84) (84) (88) ( - ) Cash Lease Expense Adj. (15) (21) (21) (21) 42 (204) (169) ( - ) A in NWC (564) (564) (555) (546) (530) (502) (569) ( - ) Capex 5546 5561 5530 5501 5529 8240 $314 Unleve red FCF Perpetui ty Growth Rate Perpetuity Growth Rafe Source: Norse management and Wall Street research. Note: Dollars in millions, except per share amounts and where otherwise noted. Share prices rounded to nearest 80.10. Assumes valuation date and balance sheet information as of February 3, 2024. Represents fiscals years ending January. (1) (2) (3) 2024E - 2026 reflects three - year LTP reviewed with the Board in November 2023. 2027E - 2028E reflects the LTP extrapolation assuming consistent strategy and execution. Represents norma1ized depreciation & net working capital. Change in net working capital reflects midpoint of perpetuity growth rate range. EBITDA unburdened by amortization of developer reimbursements.

Unlevered Beta Debt / Debt / 1.20 1.10 1.00 0.90 0.80 Equity Cap. 13.5% 12.8% 12.2% 11.5% 10.9% 50% 33% 13.2% 12.6% 11.9% 11.3 0 / 10.7% 75% 43 0 / 13.0 0 / 12.4% 11.8% 11.1% 10.5% 100 0 / 50% 12.8% 12.2% 11.6% 11.0% 10.4% 125% 56% Equity Debt Cap. Unlevered 2 ’ Levered' 1 ’ Company 58% 3,023 5,192 1.23 1.80 Macy's 162% 4,503 2,787 0.68 1.54 Kohl's 94% $3,763 83,989 0.96 \ .67 Pee r Median 91% 52,937 53,220 1.19 1.98 Norse WACC Ana lysis WACC 8 ensiti vity An alysis (Pe er•Base d) Peer•Base d WACC Beta Market Debt / Risk - Free Rate(*’ Unlewred Beta*^ Debt / Equity(’ Leered Beta( 6 ’ Historical Risk Premium** Size Premium ^* Cost of Equip" Pre - Tax Cost of Debt* 1 0 * Tax Rate( 11 ’ After - Tax Cost of Debt WACC” 2 ’ D / (D+E) E / (D+E) Source: Company filings, Kroll, Bloomberg and FactSet as of April 25, 2024. Note: U.S. dollars in millions. Macy's unaffected date reflects December 8. 2023. (1) Represents two - year weekly adjusted beta (based on local index) per Bloomberg. (2) CaJculated as (Levered Beta / (1 + ((1 - Tax Rate) ” Debt/ Equity)). (3) Reflects current U.S. 20 - year treasury note yield. (4) Reflects median of unlevered betas of comparable group. (5) Reflects median peer debt / equity. (6) Reflects levering of the median unlevered beta of the peers at target debt / equity ratio. Levered Beta = (Unlevered Beta) “ (1 + (1 - Tax Rate) ” (Debt / Equity)). (7) Reflects U.S. Long - Horizon Equity Risk Premium per Kroll. (8) Reflects size premium per Kroll Valuation Handbook. (9) Calculated as Risk - Free Rate + {Historical Risk Premium ” Levered Beta) + Size Premium. (10) Assumes illustrative cost of debt based on trading yields of Norse's and Macy's bonds prior to takeover rumors. (11) Reflects Norse management long - term tax rate. (12) WACC equals ((Debt/Capita1ization) ”ARer - Tax Cost of Debt) + (Equity/Capitalization ” Levered Cost of Equity)). Centerview 4.88% 0.96 94.3% 1.61 7.17% 0.95% 17.4% 7.25% 27.0% 5.3% 11.5^/» 48.5% 51.5% 35

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Centerview

NORSE COMPARABLE COMPANIES ANALYSIS

Selected Department Store Peers

Company	Share Price	% of 52-Wk. High	Market Cap	Aggregate Value	AV / Adj. EBITDA[1] 2023A	AV / Adj. EBITDA[1] 2024E	AV / Adj. EBITDA[1] 2025E	'23A - '25E CAGR Net Sales	'23A - '25E CAGR EBITDA[1]	'23A - '25E CAGR EPS	EBIT Margin 2023A	EBIT Margin 2024E	Gross Leverage[2]	Net Leverage[2]
Macy's	$18.35	(14.8%)	$5,192	$7,139	3.1x	3.6x	3.6x	(0.5%)	(7.9%)	(13.5%)	6.1%	4.7%	1.4x	1.2x
Kohl's	24.28	(17.3%)	2,787	7,107	4.8x	5.0x	5.0x	0.6%	(1.3%)	(3.8%)	4.3%	4.0%	3.1x	3.0x
Peer Median					**4.0x**	**4.3x**	**4.3x**	**0.1%**	**(4.6%)**	**(8.7%)**	**5.2%**	**4.3%**	**2.3x**	**2.1x**
Current														
Norse (Cons.)	**$19.00**	**(18.5%)**	**3,220**	**5,529**	**4.8x**	**5.0x**	**4.9x**	**2.5%**	**(1.2%)**	**(3.2%)**	**4.0%**	**3.5%**	**2.6x**	**2.0x**
Norse (Mgmt.)	**$19.00**	**(18.5%)**	**3,220**	**5,529**	**4.8x**	**4.7x**	**4.3x**	**1.5%**	**5.4%**	**(3.2%)**	**4.0%**	**4.1%**	**2.6x**	**2.0x**
Unaffected[3]														
Norse (Cons.)	**$17.06**	**(26.8%)**	**2,891**	**5,200**	**4.5x**	**4.7x**	**4.6x**	**2.5%**	**(1.2%)**	**(3.2%)**	**4.0%**	**3.5%**	**2.6x**	**2.0x**
Norse (Mgmt.)	**$17.06**	**(26.8%)**	**2,891**	**5,200**	**4.5x**	**4.4x**	**4.1x**	**1.5%**	**5.4%**	**(3.2%)**	**4.0%**	**4.1%**	**2.6x**	**2.0x**

Source: Norse Management, company filings and FactSet as of April 25, 2024.

Note: Dollars in millions except per share figures. (1) Norse LTP EBITDA figures add back amortization of developer reimbursement for comparison to consensus EBITDA. (2) Debt figures do not include leases and LTM EBITDA does not add back rent. (3) Norse figures as of unaffected date of March 18, 2024.

36

Selected U.S. Department Store Transactions AV/ LTM AV / LTM Aggregate EBITDA Revenue Value Acquiror Target Date 6.3x 0.68x $2.8 Sycamore Partners Belk Aug - 15 9.1x 1.31x 6.1 CPPIB & / \ res Neiman Marcus Sep - 13 10.9x 0.91x 2.9 HBC Saks Jul - 13 9.1x 0.91x 2.9 Median 8.8x 0.97x 3.9 Average Source.Companyflngs, FadSetandWal8‹ietxsearch. Note. DoZaminbiWons Centerview 37

AV / NTM EBITDA Multiple Since 2013 10.0x 9.0x 8.0x 7.1x 7.0x 6.0x 4.0x HBC / Saks announced Sept. 9, 2013: Neiman announced Sept. 24, 2015: Sycamore / Belk announced 3.0x Pre - COVID Avg.( 1 Kohl's 5.5x Norse 6.8x 4.7x Macj/'s 5.8x 3.5x Centerview 5.0x (29%} 2.0x Jan - 13 Jan - 14 Jan - 15 Jan - 16 Jan - 17 Jan - 18 Jan - 19 Jan - 20 Jan - 21 Jan - 22 Jan - 23 Jan - 24 Source: Company fi1ings and FactSet as of April 25, 2024. Note. AV / NTM EBITDA multiple smoothed in mid - 2020 to adjust for COVID distortions. (1) Pre - COV1D period includes January 2013 through February 2020 (2) Post - COVlD penod includes July 2021 through current. (3) Norse multiple reflects unaffected multiple as of March 18, 2024 and Macy's multiple reflects unaffected multiple as of December 8, 2023. Norse Macy's Kohl's

DtscTos ed Val uatton 0 eza II s Date P r1oe 1 avget Discounted Cash Flow 3/28/2024 $38.50 Buy Morningstar "’ Forward P/E trading multiple 3/31/2024 $24.00 Buy KeyBanc 11.0x FY2025 P / E 3/25/2024 42200 Hold TD Cowen - 5.0x FY2024 AV / EBITDA 3/6/2024 $20.00 Hold Cir - 10.0x FY2024 EPS T5/2024 $20.00 Hold BMO 9.5x 2025E EPS 4/19/2024 41900 Hold Telsey NA 3/5/2024 $18.00 Hold Goldman Sachs Forward P / E tmding multiple 3/14/2024 $17.00 Hold Jefferies 9.0x FY2025 EPS 3/6/2024 41Z00 Hold Evercore Forward P / E tmding multiple 4/3/2024 $17.00 Hold Gordon Haskett 4.0x FY2024 AV / EBITDA 3/6/2024 $1500 Sell JP Morgan 7.0x NTM P / E multiple based on CY2025 EPS T5/2024 $15.00 Sell Barclays 4.0x FY2024 AV / EBITDA 3/6/2024 41500 Sell Bank of America 7.0x Forward P / E 3/6/2024 $13.00 Sell Morgan Stanley — 0.2x FY2D26 AV / Sales 3/7/2024 $12.00 Sell UBS NA 3/6/2024 NA Hold William Blair NA 3/6/2024 NA Hold Guggenheim 517.00 Median Mean Analyst price targets in - line with unaffected Norse share price of 617. 06 and below current share price of 819. 00 Source: Wall Street Equity Research, Market Data as of April 25, 2024. (1) Morningstar Price Target excluded from Median and Mean calculations. Centerview 39

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW © Morgan Stanley and/or certain of its affiliates. All rights reserved. 40 We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors. This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein. LEGAL DISCLAIMER – MORGAN STANLEY

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 41 LEGAL DISCLAIMER – CENTERVIEW This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by Norse (“the Company”) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.